Exhibit 99.1
Commercial Metals Company Issues Guidance for Third Quarter
     Irving, TX — May 18, 2010 — Commercial Metals Company (NYSE: CMC) announced today estimated results for its third quarter ending May 31, 2010. The Company expects third quarter results to be between breakeven and a $0.10 per share loss. This compares to a loss of $0.12 per share in last year’s third quarter and a loss of $1.53 per share in the second quarter of this fiscal year.
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “As anticipated, we have seen a seasonal pickup in the nonresidential construction markets, in particular, the public sector. Throughout the quarter there has been a growing confidence in the markets as volumes increased, albeit from a very weak second quarter. Finished goods pricing, after significant increases, is exhibiting stability at quarter end, a welcomed relief to our customer base. We anticipate the Americas Recycling and Americas Mills segments as well as the International Marketing and Distribution segment to be profitable. The Americas Fabrication segment is still working through its lower-priced backlog. Our International Mills, though benefiting from higher metal margins, will absorb start-up expenses in our new flexible rolling mill in Poland and the new melt shop in Croatia, which we anticipate may result in a loss for this segment.”
     CMC will issue its comprehensive third quarter release and hold its regular quarterly conference call on Tuesday, June 22, 2010. Until then it will withhold further comment on the quarterly results.
     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Forward-Looking Statements
     This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. with respect to our expected results of operation. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “estimates,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the factors described or referenced in the Company’s Form 10-K for the year ended August 31, 2009 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions as of the date of this Press Release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-12